                                                  Exhibit 99
                                                  November 18, 1994

         CHASE MANHATTAN ANNOUNCES AGREEMENT TO PURCHASE
        SECURITIES PROCESSING BUSINESSES FROM U.S. TRUST



NEW YORK -- The Chase Manhattan Corporation announced today that it has reached an agreement to purchase the securities processing businesses of the U.S. Trust Corporation.

The purchase price is $363.5 million. The acquisition will be structured as an exchange of Chase common stock for shares of U.S. Trust Corp., to occur after U.S. Trust has spun off its asset management, private banking, special fiduciary and corporate trust businesses, and related subsidiaries to its stockholders in a new holding company to be named U.S. Trust Corporation.

Chase will increase its stock buy-back program to neutralize the earnings-per-share impact of the new common stock issued. The acquisition is subject to regulatory approval and is expected to close in the second quarter of 1995.

Those businesses being acquired by Chase are:

     --   Unit Investment Trust Services.
     --   Institutional Asset Services.
     --   Mutual Funds Services.

"This acquisition represents a great opportunity to enhance one of the core franchises of our Global Financal Services Business," said Thomas G. Labrecque, Chairman and Chief Executive Officer of The Chase Manhattan Corporation. "It will enable us to significantly expand our services to institutional investor clients by leveraging our already strong position in custody with enhanced capabilities gained from U.S. Trust."

Labrecque also said the acquisition is consistent with Chase's strategic principles in a variety of ways. Most notably, it allows Chase to create further economies of scale in a business where size brings long-term strategic advantage. At the same time, Chase is teaming up with an organization that already shares its dedication to delivering an exceptional level of service quality. "The end result should be greater opportunities for revenue and earnings growth, yielding added value for our shareholders," said Labrecque.

The Chase Manhattan Chairman also noted that those former U.S.
Trust institutional clients who will become Chase customers will now have access to the entire array of Chase's services for investors.

The acquisition will add to Chase's competitive presence in the global securities services market in a variety of ways:

     --   Chase will significantly enhance its mutual funds
     servicing capabilities, including fund accounting, administration and transfer agency. In combination with its leading global custody product, this will allow Chase to meet the needs of mutual fund complexes that buy fully-integrated service packages. This acquisition now makes Chase the second-largest overall provider of mutual funds services.

     --   Chase will become the market leader in servicing unit
     investment trusts. At the same time, it will gain U.S. Trust's unit trust servicing and processing technology -- a technology that is viewed as a benchmark in the industry.

     --   Chase's position as the leading provider of investor-
     focused securities services will be further strengthened by gaining U.S. Trust's Institutional Asset Services Division, consisting of nearly 300 customers and more than $125 billion in custody assets.

The new businesses will operate within Chase's Global Securities
Services unit, which is managed by Vivian L. Eversole, Executive
Vice President.

"From a strategic viewpoint, U.S. Trust's processing businesses have a great deal to offer," said Eversole. "Chase becomes the world's largest custodian, with total trust and custody assets of $1.8 trillion in U.S. and cross-border assets.

"The acqusition also bolsters our position in several key market segments. First, in mutual funds Chase is a leading global custodian to the top 20 mutual fund complexes. These enhanced capabilities open up significant business potential with mutual fund clients that buy a full range of fund servicing capabilities from a single provider.

"Second, we will become the market leader in the unit investment trust business, serving some of the most prominent providers of UITs. Finally, in Institutional Asset Services we have custody and related capabilities critical to serving major insurance companies, fund managers, corporate pensions and endownments and foundations," Eversole said.

"Culturally, we are an excellent fit -- two organizations with a passion for consistently exceeding clients' expectations for quality service," she said.

U.S. Trust has approximately 1,200 employees in New York City and
Boston working within the businesses that are being sold. Few staff dislocations are expected in the businesses being acquired by Chase.

Chase and U.S. Trust have also signed an agreement, under which Chase will provide processing services for U.S. Trust's remaining businesses, including asset management and private banking.

The Mergers & Acquisitions Group of The Chase Manhattan Bank advised The Chase Manhattan Corporation in this transaction and assisted in negotiations.




ACE02665